EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-12473, 333-66781, 333-00462, 333-88373 and 333-51294) and Form S-2 (No. 333-83840) of Tegal Corporation of our report dated June 10, 2003 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
June 27, 2003